UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2012

NEOPHOTONICS CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-35061	94-3253730
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: +1 (408) 232-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

2012 Target Bonus

On June 26, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of NeoPhotonics Corporation (the “Company”) approved target bonuses for 2012 for its “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) in the amounts set forth below.

Named Executive Officer	2012 Target Bonus Percentage(1)	2012 Target Bonus Amount
Timothy S. Jenks, President and Chief Executive Officer	%75	$253,440
James D. Fay, Vice President and Chief Financial Officer	45	131,328
Dr. Raymond Cheung, Vice President and Chief Operating Officer	40	119,842	(2)
Dr. Wupen Yuen, Vice President of Product Development and Engineering	40	96,000
Benjamin L. Sitler, Vice President of Global Sales	40	92,570

(1)	Target bonuses percentages are expressed as a percentage of 2012 base salary.
(2)	The Target Bonus Amount is calculated in U.S. dollars at the applicable exchange rate and Dr. Cheung’s actual bonus, if any, will be paid in RMB.

The Compensation Committee structured target bonuses for the fiscal year 2012 so that payouts would be determined based in part on achievement against corporate objectives, including:

•	U.S. GAAP revenue for the fiscal year 2012;

•	Non-GAAP gross margin for the fiscal year 2012;

•	Non-GAAP net income from operations for the fiscal year 2012; and

•	U.S. GAAP revenue from new products for the fiscal year 2012.

For target bonuses for the fiscal year 2012, the Compensation Committee established performance goals for each of the above metrics that are aligned with corporate objectives. While these various performance goals were selected, they are merely non-binding guidelines to be used as one factor in determining the actual bonuses earned.

It is expected that, in the first quarter of 2013, the Compensation Committee will review the Company’s fiscal year 2012 corporate performance against each of the corporate goals and other aspects of corporate and individual performance to determine any actual bonus awards for performance related to the fiscal year 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2012	NEOPHOTONICS CORPORATION

	By:	/s/ James D. Fay
James D. Fay
Vice President and Chief Financial Officer